EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and

Full House Resorts, Inc.

Las Vegas, Nevada

We consent to the incorporation by reference in the registration statement of Full House Resorts, Inc. on Form S-8 (File No. 333-29299) of our report dated March 21, 2006, except for notes 2 and 3, to which the date is April 12, 2006, on our audit of the consolidated financial statements of Full House Resorts, Inc. and Subsidiaries as of and for the years ended December 31, 2005 and 2004.

/s/ Piercy Bowler Taylor & Kern

Piercy, Bowler Taylor & Kern,

Certified Public Accountants & Business Advisors

a Professional Corporation

Las Vegas, Nevada

April 12, 2006